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                                                                     EX99.9(A)10
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                    FIRST COMMONWEALTH FINANCIAL CORPORATION

                             Questions and Answers
                               About the Offer of
                    First Commonwealth Financial Corporation

                  to Purchase for Cash up to 2,000,000 Shares
                     of Common Stock at a Purchase Price of
                           $23.00 to $26.00 per Share


                                August 31, 1999

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                   Questions and Answers about the Offer of

                   FIRST COMMONWEALTH FINANCIAL CORPORATION

                             To Purchase Its Stock

  The following information is designed to answer frequently asked questions about the offer by First Commonwealth Financial Corporation (the "Company") to purchase shares of its common stock (the "Shares"). Shareholders are referred to the Offer to Purchase dated August 31, 1999 and related Letter of Transmittal for a detailed description of the terms and conditions of the offer.
Q. Why Is The Company Making This Offer?

A. The Company believes it has a strong and more than adequate capital base that will allow it to continue to grow its business and using the additional capital to buy back stock will allow it to increase shareholder value. The repurchasing of stock is designed to increase the Company's return on equity by reducing the amount of equity outstanding.

Q. What Is This Offer To Purchase?

A. The Company is inviting its shareholders to tender shares of its common stock at prices not less than $23.00 nor in excess of $26.00 per Share in cash, as specified by shareholders tendering their Shares. The Company will determine the single per Share price, not less than $23.00 nor in excess of $26.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price that will allow it to buy 2,000,000 Shares (or such lesser number of Shares as are properly tendered at prices of not less than $23.00 nor in excess of $26.00 per Share). This type of issuer tender offer is commonly referred to as a "Modified Dutch Auction."

Q. What Is A "Modified Dutch Auction?"

A. A Modified Dutch Auction is a process whereby a company makes a direct tender offer to its own shareholders to purchase a specified number of shares of its stock within a specified price range per share, and pays the highest price at which it accepts shares to all shareholders whose shares are accepted. In this case, the Company is making a direct offer to all of its shareholders to purchase in the aggregate 2,000,000 Shares of its common stock at a price of not less than $23.00 nor in excess of $26.00 per Share. This process allows each shareholder to elect whether to sell stock, and the price the shareholder is willing to sell at within the given price range. After receiving tenders of Shares, at the termination of the Offer, the Company will choose the price within the specified range that will permit it to purchase the amount of securities sought and this price will become the Purchase Price.

Q. What Will Be The Final Purchase Price?

A. All Shares acquired in the Offer will be acquired at the Purchase Price. The Company will select the Purchase Price that will allow it to buy up to 2,000,000 Shares. All shareholders tendering at or below the Purchase Price will receive the same amount.

Q. What Will Happen If More Than 2,000,000 Shares Are Tendered At Or Below The Purchase Price?

A. In the event that more than 2,000,000 Shares are tendered at or below the Purchase Price, Shares tendered at or below the Purchase Price will be acquired by the Company (i) first from any shareholder who owned beneficially, as of the close of business on August 25, 1999 and continues to own beneficially as of the termination of the Offer, an aggregate of fewer than 100 Shares and who validly tenders all of such Shares, and (ii) then from all other tendering shareholders subject to proration.

Q. At What Price May I Tender My Shares?

A. Shareholders may elect to tender their Shares in increments of fifty cents ($.50) starting at $23.00 per Share up to and including $26.00 per Share. The election as to the number of Shares and the price a shareholder is willing to tender are to be indicated on the Letter of Transmittal and Notice of Guaranteed Delivery, if applicable.

Q. How Do I Tender My Shares?

A. If you hold your Shares in certificate form, you must return a properly completed Letter of Transmittal (the blue form) and any other documents required by the Letter of Transmittal,

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  together with the certificates for the Shares being tendered, to the
  Depositary, The Bank of New York, which must be received by them by 5:00 p.m. New York City time on September 29, 1999 (the "Expiration Date").

  PLEASE DO NOT ENDORSE YOUR CERTIFICATE(S).

Q. How Do I Tender My Shares If My Shares Are Held By My Broker?

A. If your Shares are registered in street name with a broker, dealer, commercial bank, trust company or other nominee, you will need to contact your broker, bank or other nominee and instruct the nominee to make the tender of your Shares for you. You cannot tender such Shares using the Letter of Transmittal even though you may have received one for your information.

  If you are a broker and are tendering Shares in book-entry form for your customers, you must comply with the Book-Entry Delivery procedure described in Section 3 of the Offer to Purchase.

Q. What Do I Do If I Have Lost My Certificates, Or If They Have Been Mutilated, Destroyed Or Stolen, But I Still Want To Tender Them?

A. Call the Depositary at (800) 507-9357 for instructions for tendering Shares in such circumstances.

Q. I Want To Tender But I Cannot Get My Stock To The Depositary On Time. What Can I Do?

A. If you cannot submit a valid tender by the expiration date but want to tender, you may complete the Notice of Guaranteed Delivery which gives you three (3) New York Stock Exchange trading days to produce the certificates. Have an Eligible Institution (as defined in Instruction 1 of the Letter of Transmittal) help you fill out the form as instructed in Section 3 of the Offer to Purchase.

Q. Do I Have To Sell My Stock To The Company?

A. No. A shareholder is not required to tender any stock.

Q. What Happens If I Do Not Tender My Stock To The Company To Purchase?

A. Your Shares will remain outstanding without a change in the terms or ownership rights. You will continue to own the same number of Shares without any adjustment, and you will continue to receive the same dividend and voting rights. However, since the Company will purchase up to 2,000,000 of its outstanding Shares, the percentage of the outstanding stock which you own will increase since the number of outstanding Shares will be reduced.

Q. If I Do Tender My Shares, When Will I Receive The Money?

A. As soon as practicable after the Expiration Date. If you are a registered shareholder you will receive a check from the Depositary or if you hold your stock with a bank or broker your account will be credited. The foregoing does not apply to Shares tendered through the Company's ESOP and 401(k) Plan. See separate instructions included herewith for information about tendering Shares under these Plans.

Q. What If The Terms Of The Offer Change?

A. In the event the Expiration Date is extended or if the terms of the Offer are materially changed, the Company will generally give notice of the change and, under certain circumstances, shareholders will be able to change or withdraw their tender for at least 10 business days from such notice.

Q. Can I Tender Part Of My Stock At Different Prices?

A. Yes, you can elect to tender part of your stock at one price and an additional amount at a second price. For example, if you owned 1,500 Shares, you could tender 500 Shares at one price, 500 Shares at another and keep the remaining 500 Shares. However, you cannot tender the same Shares at different prices. In the prior example, the shareholder owning 1,500 Shares cannot tender 1,500 at one price and 1,500 at another price. If you tender some Shares at one price and other Shares at a different price, you must use a separate Letter of Transmittal for each price. You may make a copy of the Letter of Transmittal if you need additional forms.

Q. Is There Any Brokerage Commission?

A. No. The Company will purchase stock directly from each shareholder at the Purchase Price without the use of a broker.

Q. Can I Change Or Cancel My Tender?

A. You may increase or decrease the number of Shares indicated in the Letter of Transmittal or withdraw it entirely up until 5:00 p.m. New York

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  City time on September 29, 1999. Generally after September 29, 1999, you cannot withdraw your tender. If you desire to change or withdraw your tender, you are responsible to make certain that a valid withdrawal is received by the deadline. Except as discussed in the Offer to Purchase, tenders are irrevocable after the September 29, 1999 deadline.

Q. Can You Summarize The Process By Which Shares Are Validly Tendered?

A. Generally, for certificated Shares you must complete the Letter of Transmittal (the blue form) as follows:

  . List the certificates and the number of Shares that you are tendering in the box captioned "Description of Shares Tendered."

  . Check the box specifying the price at which you are tendering in the box captioned "Price (in Dollars) Per Share at Which Shares are Being Tendered."

  . If you want to give us special payment instructions, complete the box captioned "Special Payment Instructions."

  . If you want to give us special delivery instructions, complete the box captioned "Special Delivery Instructions."

  . If you are an Odd Lot Holder (i.e., you hold fewer than 100 Shares) who is tendering all your shares, complete the box captioned "Odd Lots."

  . If your Shares are being delivered by book-entry, complete the box captioned "Box Below for Use by Eligible Institutions Only."

  . Complete the substitute Form W-9 to certify your tax identification number.

  . Sign the Letter of Transmittal in the box captioned "Important" (in certain circumstances, signatures must be guaranteed in this Box, see Instructions 1 and 6 in the Letter of Transmittal).

  . Contact your broker if your Shares are held in street name (held by broker) for instructions.

You must deliver your Share certificates or comply with the book-entry delivery requirements. See Section 3 of the Offer to Purchase. These documents must be received by the Depositary, The Bank of New York, no later than 5:00 p.m. New York City time on September 29, 1999. If you are tendering Shares held by a broker, commercial bank, trust company or other nominee, your instructions must be given to your nominee who will, on the basis of your instructions, tender Shares for you. Please see Section 3 and the Letter of Transmittal for more details about how to tender Shares.

Q. Can I Tender Shares Held In The Company's Dividend Reinvestment Plan?

A. Yes, Shares credited to your account will be tendered by the Depositary according to instructions provided by you.

Q. Can I Tender Shares Held In The Company's Employee Stock Ownership Plan and 401(k) Plan? If So, How Do I Tender These Shares?

A. Yes, Shares credited to your account will be tendered by the Trustee of the Plans according to instructions provided by you. However, in accordance with the terms of the ESOP, proceeds from the tender will be required to be reinvested in the Company's common stock. You should read carefully the information included herewith with respect to tendering Shares held through the Company's ESOP and 401(k) Plan, including possible adverse tax consequences of doing so.

Q. How Can I Get More Information?

A. If you have a question, please call our Dealer Manager/Information Agent, Keefe, Bruyette & Woods, Inc., at (877) 298-6520 from 9:00 a.m.-5:00 p.m.,
   New York City time, Monday through Friday.

THIS BROCHURE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. THE OFFER TO PURCHASE THE STOCK OF THE COMPANY IS MADE ONLY BY THE FIRST COMMONWEALTH FINANCIAL CORPORATION OFFER TO PURCHASE DOCUMENT DATED AUGUST 31, 1999 AND THE ACCOMPANYING LETTER OF TRANSMITTAL.

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